Exhibit 23.3

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to:

•	CGG 2013 Stock Option Plan

•	CGG 2014 Stock Option Plan

of our reports dated April 25, 2013, with respect to the consolidated financial statements of CGG (formerly known as Compagnie Générale de Géophysique – Veritas) for the years ended December 31, 2012 and 2011 and the effectiveness of internal control over financial reporting as of December 31, 2012 of CGG included in its Annual Report (Form 20-F) for the year ended December 31, 2012 filed with the Securities and Exchange Commission on April 25, 2013.

Paris-La Défense, France

July 31, 2014

ERNST & YOUNG & AUTRES	MAZARS

/s/ PIERRE JOUANNE	/s/ JEAN-LUC BARLET
Pierre Jouanne	Jean-Luc Barlet

/s/ LAURENT VITSE
Laurent Vitse